Exhibit 99
Bemis Company Reports 2016 Results and 2017 Outlook

Neenah, Wisconsin, January 26, 2017 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its fourth quarter ending December 31, 2016. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share and adjusted EBITDA, referenced in this release.

SUMMARY OF THE QUARTER AND FULL YEAR

	Fourth Quarter			Full Year
($ in millions except per share amounts)	2016	2015	% change	2016		2015	% change
Earnings Per Share	$0.64	$0.58	10.3%	$2.48	*	$2.47	0.4%
Adjusted Earnings Per Share	$0.67	$0.60	11.7%	$2.69	*	$2.55	5.5%
Net Income	$60.5	$56.8	6.5%	$236.2		$239.3	(1.3)%
Adjusted EBITDA	$149.2	$139.4	7.0%	$600.0		$579.8	3.5%

*Compared to prior year, net currency translation decreased EPS by approximately $0.06 in 2016

	Fourth Quarter			Full Year
	2016	2015	change	2016		2015	change
U.S. Packaging Return on Sales	14.9%	14.3%	60 bps	15.3%		14.3%	100 bps
Global Packaging Return on Sales	9.4%	8.6%	80 bps	8.2%		8.8%	(60 bps)

OTHER FULL YEAR HIGHLIGHTS

•	Cash flow from operations for the 12 months ended December 31, 2016 was $437.4 million, within the Company's guidance range.

•	On February 4, 2016, the Board increased the authorization for share repurchases by 20 million additional shares of Bemis Company stock, supplementing the previous remaining authorization.

•	Bemis repurchased 3.0 million shares during 2016. Of this total, 1.0 million shares were repurchased during the fourth quarter.

•	On April 29, 2016, Bemis acquired the medical device packaging operations and related value-added services of SteriPack Group.

•	During the second quarter of 2016, Bemis initiated a restructuring program to close four plants in Latin America to improve efficiencies and reduce fixed costs.

•	Management set guidance for the full year 2017:

◦	Adjusted diluted earnings per share in the range of $2.85 to $3.00.

◦	Capital expenditures expected to be approximately $200 million.

◦	Cash flow from operations expected to be in the range of $440 to $480 million.

“We grew earnings by 8 percent on a currency neutral basis in 2016,” said William F. Austen, Bemis Company's President and Chief Executive Officer. “We made progress as we continued to recapitalize our converting equipment and leverage our product technology globally. We completed the acquisition of SteriPack and also initiated a restructuring program in Latin America following the Emplal acquisition.” Austen continued, “As we begin 2017, our primary focus is on promoting the growth and success of our customers and on executing well - in our operations, in our strategic business projects, and in all areas of our business. Around the globe, we are focused on delivering our financial plans and on continuously developing a strong foundation for the long-term success of Bemis.”

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $632.0 million for the fourth quarter of 2016 represented a decrease of 3.6 percent compared to the same period of 2015. Compared to the prior fourth quarter, unit volumes were up approximately one percent. The decrease in net sales during the quarter was driven by mix of products sold.

U.S. Packaging net sales of $2,621.1 million for the full year 2016 represented a decrease of 4.6 percent compared to the same period of 2015. Compared to the prior year, unit volumes were up nearly one percent. The decrease in net sales for the full year was driven by the contractual pass through of lower raw material costs as well as the mix of products sold.

U.S. Packaging operating profit increased to $94.0 million in the fourth quarter of 2016, or 14.9 percent of net sales, compared to $93.5 million, or 14.3 percent of net sales, in 2015.

U.S. Packaging operating profit increased to $400.0 million for the full year 2016, or 15.3 percent of net sales, compared to $391.8 million, or 14.3 percent of net sales, in 2015. For both the fourth quarter and full year, this margin increase primarily reflects continued operational improvements attributable to manufacturing efficiencies from the Company's asset recapitalization program.

Global Packaging
Global Packaging net sales for the fourth quarter of 2016 of $356.0 million represent an increase of 8.8 percent compared to the same period of 2015. Currency translation reduced net sales by 4.1 percent. Acquisitions increased net sales by 7.6 percent. Excluding the impact of currency translation and acquisitions, net sales increased by 5.3 percent, reflecting increased selling prices. Unit volumes were flat as compared to the prior fourth quarter.

Global Packaging net sales for the full year 2016 of $1,383.3 million represent an increase of 4.5 percent compared to the same period of 2015. Currency translation reduced net sales by 10.7 percent. Acquisitions increased net sales by 7.3 percent. Excluding the impact of currency translation and acquisitions, net sales increased by 7.9 percent, reflecting increased selling prices along with increased unit volumes of approximately 1 percent.

Global Packaging operating profit for the fourth quarter was $33.4 million, compared to $28.1 million for the same period in 2015. The net impact of currency translation decreased operating profit by $0.9 million during the fourth quarter, as compared to the prior fourth quarter.

Global Packaging operating profit for the full year 2016 was $114.0 million, compared to $116.5 million for the same period in 2015. The net impact of currency translation decreased operating profit during the year by $8.3 million as compared to the prior year, or approximately $0.06 of total Company earnings per share, primarily due to currencies in Latin America. Operating profit during the year reflects the positive impact of selling prices and mix, partially offset by operational inefficiencies at one of the Company's healthcare packaging facilities throughout the year and in Latin America during the first quarter.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the twelve months ended December 31, 2016 was $437.4 million, compared to $552.4 million in the prior year. Prior year cash flow reflects the initial benefits of programs implemented to drive improvements in working capital.

Total company net debt to adjusted EBITDA was 2.5 times at December 31, 2016. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as the last twelve months total company adjusted operating income plus depreciation and amortization.

Capital expenditures totaled $208.3 million for the twelve months ended December 31, 2016, reflecting continued investment in new capacity to support growth initiatives and productivity improvements.

During the fourth quarter, Bemis repurchased 1.0 million shares, for $48.5 million. For the full year 2016, the Company repurchased 3.0 million shares for $143.9 million. At December 31, 2016, the remaining Board authorization for the repurchase of Bemis common stock was 20.4 million shares.

OUTLOOK

Management expects adjusted diluted earnings per share to be in the range of $2.85 to $3.00 for the full year 2017. This guidance excludes approximately $8 million of previously-announced pre-tax restructuring charges as well as any other unusual items that are unpredictable at this time.

Management expects full year 2017 cash from operations to be in the range of $440 to $480 million.

Management expects capital expenditures for 2017 of approximately $200 million to support productivity and efficiency projects as well as growth projects.

Management expects an effective income tax rate for 2017 of approximately 32.5 percent, which incorporates the new accounting standard for stock-based compensation.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, adjusted EBITDA, net debt to adjusted EBITDA, adjusted return on invested capital and adjusted diluted earnings per share.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All non-GAAP information is reconciled with reported GAAP results with the exception of our forward looking non-GAAP measures contained in our 2017 outlook as the Company is unable to predict with reasonable certainty the ultimate outcome of potential adjustments given the inherent uncertainty in the occurrence of the charges.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities.

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees;

•	Changes in the value of our goodwill and other intangible assets;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Our ability to manage all costs associated with our pension plans;

•	Changes in our credit rating; and

•	A failure to realize the full potential of our restructuring activities.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of this Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2016 financial results this morning at 12 p.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2016 net sales from continuing operations of $4.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,500 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$988.0	$982.7	$4,004.4	$4,071.4
Cost of products sold	772.4	769.8	3,138.2	3,198.0
Gross profit	215.6	212.9	866.2	873.4

Operating expenses:
Selling, general and administrative expenses	96.6	107.9	392.2	420.0
Research and development	11.8	10.3	46.5	44.1
Restructuring and acquisition-related costs	3.8	2.2	28.6	12.1
Other operating income	(1.3)	(4.7)	(10.4)	(12.4)

Operating income	104.7	97.2	409.3	409.6

Interest expense	15.7	13.2	60.2	51.7
Other non-operating income	(0.7)	(1.2)	(1.8)	(6.0)

Income from continuing operations before income taxes	89.7	85.2	350.9	363.9

Provision for income taxes	29.2	28.4	114.7	122.0

Income from continuing operations	60.5	56.8	236.2	241.9

Loss from discontinued operations	—	—	—	(2.6)

Net income	$60.5	$56.8	$236.2	$239.3

Basic earnings per share:
Income from continuing operations	$0.65	$0.59	$2.51	$2.50
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.65	$0.59	$2.51	$2.47

Diluted earnings per share:
Income from continuing operations	$0.64	$0.58	$2.48	$2.47
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.64	$0.58	$2.48	$2.44

Cash dividends paid per share	$0.29	$0.28	$1.16	$1.12

Weighted average shares outstanding:
Basic	93.2	95.6	94.3	96.7
Diluted	93.9	97.1	95.1	97.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$74.2	$59.2
Trade receivables	461.9	451.3
Inventories	549.4	525.9
Prepaid expenses and other current assets	80.0	82.6
Total current assets	1,165.5	1,119.0

Property and equipment, net	1,283.8	1,206.3

Goodwill	1,028.8	949.5
Other intangible assets, net	155.2	149.8
Deferred charges and other assets	82.4	65.2
Total other long-term assets	1,266.4	1,164.5

TOTAL ASSETS	$3,715.7	$3,489.8

LIABILITIES

Current portion of long-term debt	$2.0	$5.8
Short-term borrowings	15.3	29.6
Accounts payable	378.0	334.8
Employee-related liabilities	79.6	93.3
Accrued income and other taxes	31.2	35.2
Other current liabilities	70.0	90.4
Total current liabilities	576.1	589.1

Long-term debt, less current portion	1,527.8	1,353.9
Deferred taxes	219.7	172.4
Other liabilities and deferred credits	132.4	167.0

TOTAL LIABILITIES	2,456.0	2,282.4

EQUITY

Common stock issued (128.8 and 128.2 shares, respectively)	12.9	12.8
Capital in excess of par value	581.5	573.2
Retained earnings	2,341.7	2,216.0
Accumulated other comprehensive loss	(447.8)	(509.9)
Common stock held in treasury (36.1 and 33.1 shares at cost, respectively)	(1,228.6)	(1,084.7)

TOTAL EQUITY	1,259.7	1,207.4

TOTAL LIABILITIES AND EQUITY	$3,715.7	$3,489.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities
Net income	$236.2	$239.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162.1	158.1
Excess tax benefit from share-based payment arrangements	(4.5)	(1.9)
Share-based compensation	18.1	18.4
Deferred income taxes	26.2	14.2
Income of unconsolidated affiliated company	(2.2)	(1.9)
Cash dividends received from unconsolidated affiliated company	2.7	1.7
Non-cash impairment charge of discontinued operations	—	3.2
Gain on sale of property and equipment	(0.1)	(1.9)
Changes in working capital, excluding effect of acquisitions, divestitures and currency	(0.4)	124.9
Changes in other assets and liabilities	(0.7)	(1.7)

Net cash provided by operating activities	437.4	552.4

Cash flows from investing activities
Additions to property and equipment	(208.3)	(219.4)
Business acquisitions and adjustments, net of cash acquired	(114.5)	(66.4)
Proceeds from sale of property and equipment	11.6	9.6
Proceeds from divestitures	—	13.6

Net cash used in investing activities	(311.2)	(262.6)

Cash flows from financing activities
Proceeds from issuance of long-term debt	299.0	2.0
Repayment of long-term debt	(23.8)	(0.9)
Net (repayment) borrowing of commercial paper	(110.0)	12.2
Net repayment of short-term debt	(8.1)	(9.6)
Cash dividends paid to shareholders	(113.9)	(109.7)
Common stock purchased for the treasury	(143.9)	(150.1)
Deferred payments for business acquisitions	—	(4.3)
Excess tax benefit from share-based payment arrangements	4.5	1.9
Stock incentive programs and related tax withholdings	(14.2)	(6.8)

Net cash used in financing activities	(110.4)	(265.3)

Effect of exchange rates on cash and cash equivalents	(0.8)	(12.4)

Net increase in cash and cash equivalents	15.0	12.1

Cash and cash equivalents balance at beginning of year	59.2	47.1

Cash and cash equivalents balance at end of period	$74.2	$59.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(in millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Sales
U.S. Packaging (a)	$632.0	$655.6	$2,621.1	$2,747.5
Global Packaging (b)	356.0	327.1	1,383.3	1,323.9
Total sales	$988.0	$982.7	$4,004.4	$4,071.4

Segment operating profit
U.S. Packaging (c)	$94.0	$93.5	$400.0	$391.8
Global Packaging (d)	33.4	28.1	114.0	116.5

Restructuring and acquisition-related costs	3.8	2.2	28.6	12.1
General corporate expenses	18.9	22.2	76.1	86.6

Operating income	104.7	97.2	409.3	409.6

Interest expense	15.7	13.2	60.2	51.7
Other non-operating income	(0.7)	(1.2)	(1.8)	(6.0)

Income from continuing operations before income taxes	$89.7	$85.2	$350.9	$363.9

Operating profit return on sales
U.S. Packaging (c / a)	14.9%	14.3%	15.3%	14.3%
Global Packaging (d / b)	9.4%	8.6%	8.2%	8.8%

In the fourth quarter of 2016, the above table was reformatted to more clearly reflect that operating segment performance is evaluated based on operating profit before restructuring and acquisition-related costs.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Continuing Operations
Diluted earnings per share, as reported	$0.64	$0.58	$2.48	$2.47

Non-GAAP adjustments per share, net of taxes:
Restructuring costs (1)	0.04	0.01	0.16	0.05
Acquisition-related costs (2)	0.01	0.01	0.07	0.03
Gain on sale of land and building (3)	(0.02)	—	(0.02)	—

Diluted earnings per share, as adjusted	$0.67	$0.60	$2.69	$2.55

(1)
In 2016, restructuring costs include costs primarily related to plant closures in Latin America. In 2015, restructuring costs include costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)
In 2016, acquisition-related costs are comprised primarily of acquisition costs associated with the Emplal Participações S. A. and SteriPack acquisitions and were recorded both in operating income and interest expense (reflecting fees to extinguish portions of the Emplal seller's debt). In 2015, acquisition-related costs are comprised of acquisition costs associated with the Emplal Participações S. A. acquisition and charges related to contingent liabilities associated with a prior acquisition.

(3)	Gain on sale of land and building relates to the sale of a plant in Latin America.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Quarter Ended				12 months ended December 31, 2016
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net income	$60.5	$68.6	$50.9	$56.2	$236.2
Income taxes	29.2	33.1	24.7	27.7	114.7
Interest expense	15.7	15.1	14.0	15.4	60.2
Other non-operating (income) expense	(0.7)	(0.6)	(0.6)	0.1	(1.8)
Earnings before interest and taxes (EBIT)	104.7	116.2	89.0	99.4	409.3
Restructuring and acquisition-related costs	3.8	4.4	19.6	0.8	28.6
Adjusted EBIT (a)	108.5	120.6	108.6	100.2	437.9
Depreciation and amortization	40.7	40.1	40.5	40.8	162.1
Adjusted EBITDA	$149.2	$160.7	$149.1	$141.0	$600.0

Average Invested Capital(1) (b)					$2,680.8
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.6%

	Quarter Ended				12 months ended December 31, 2015
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015(3)
Net income	$56.8	$62.5	$65.6	$54.4	$239.3
Income taxes	28.4	31.5	33.0	28.0	120.9
Interest expense	13.2	12.6	12.8	13.1	51.7
Other non-operating income	(1.2)	(0.8)	(2.2)	(1.8)	(6.0)
Earnings before interest and taxes (EBIT)	97.2	105.8	109.2	93.7	$405.9
Restructuring and acquisition-related costs	2.2	4.6	0.3	5.0	12.1
Discontinued operations impairment and plant closure	—	—	—	3.7	3.7
Adjusted EBIT (a)	99.4	110.4	109.5	102.4	421.7
Depreciation and amortization	40.0	38.0	40.4	39.7	158.1
Adjusted EBITDA	$139.4	$148.4	$149.9	$142.1	$579.8

Average Invested Capital(1) (b)					$2,603.8
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.5%

(1) - Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.
(2) - Tax rate assumed to be the U.S. federal statutory rate.
(3) - March 31, 2015 includes amounts related to both continuing and discontinued operations.